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                                                                                                    EXHIBIT 12




                                            VANGUARD HEALTH SYSTEMS, INC.
                      Computation of Ratio of Earnings to Fixed Charges (dollars in thousands)

                                                                                                    Pro Forma
                                                          For the Year Ended June 30,               Year Ended
                                                 -----------------------------------------------        June
                                                   1999         1999         2000         2001       30, 2001
                                                 --------     --------     --------     --------    ---------
Income from continuing
   operations before income taxes............... $ (2,618)    $ (5,107)        (181)    $ 10,671     $ (5,141)
Equity method (income) loss.....................       68         (240)          74         (165)        (165)
Portion of rents representative of interest ....      105          560        1,709        3,058        3,622
Interest, including amortization of debt
   issuance expense.............................      330        4,395        9,235       17,491       31,111
                                                 --------     --------     --------     --------     --------
      Earnings.................................. $ (2,115)    $   (392     $ 10,837     $ 31,055     $ 29,427
                                                 ========     ========     ========     ========     ========

Portion of rents representative of interest..... $    105     $    560     $  1,709     $  3,058     $  3,622
Interest including amortization of debt
   issuance expense............................. $    330        4,395        9,235       17,491       31,111
                                                 --------     --------     --------     --------     --------
   Fixed Charges................................ $    435     $  4,955     $ 10,944     $ 20,549     $ 34,733
                                                 ========     ========     ========     ========     ========

   Ratio of earnings to fixed charges...........       --           --           --         1.51           --

Amount by which earnings are inadequate to
   cover fixed charges.......................... $  2,550     $  5,347     $    107     $     --     $  5,306

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